UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Event Reported: August 18, 2005

APA ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-16106	41-1347235
(State of other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2950 NE 84th Lane, Blaine, MN 55449
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (763) 784-4995

(Former name, former address and former fiscal year, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry Into a Material Definitive Agreement

On August 18, 2005, our Board of Directors adopted the recommendations of the Compensation Committee concerning fiscal 2006 compensation for Anil K. Jain, PhD, the president and chief executive officer of the Company, and for Cheri Podzimek, the president of our wholly-owned subsidiary, APA Cables and Networks, Inc.

Dr. Jain’s salary for the fiscal year ending March 31, 2006 has been set at $185,400 (a 3% increase over his salary for fiscal 2005), with the opportunity for a cash bonus if certain objectives are achieved. The bonus opportunity is summarized, in general terms, below. No bonus will be paid if the Bonus Eligibility criteria are not met.

Goals	A. Non-financial operations objective

B. Product revenue objective

C. Product development and marketing objective

D. Corporate governance and controls objective

Other Requirements	Level One Consolidated Revenue

Level Two Consolidated Revenue

Level Three Consolidated Revenue

Level One Loss Reduction

Level Two Loss Reduction

NOTE: A higher level indicates a more demanding standard (higher revenue and greater loss reduction).

Bonus Amount	Bonus Eligibility

$46,350	Attainment of 3 of the 4 Goals, plus Level One Revenue

$64,890	Attainment of 3 of the 4 Goals, plus Level Two Revenue and Level One Loss Reduction

$92,700	Attainment of all 4 Goals, plus Level Three Revenue and Level Two Loss Reduction

Ms. Podzimek’s salary has been set at $116,000 and she has been granted a 5-year incentive stock option under our amended 1997 Stock Incentive Plan for 10,000 shares, exercisable at $1.30 per share (fair market value as of date of grant). The options become exercisable in various amounts over the 5 years. The Board also approved bonus plans for Ms. Podzimek for fiscal 2006. A quarterly bonus plan was approved providing for an annual maximum of $16,000, and an annual bonus plan was approved providing for a maximum of $72,500 in addition to the quarterly bonus plan. The goals are summarized, in general terms, as follows.

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Quarterly Goals	Various operational achievements

Annual Goals	Level One Minimum Revenue and Net Profit

Level Two Minimum Revenue and Net Profit

Level Three Minimum Revenue and Net Profit

Level Four Minimum Revenue and Net Profit

Various operational goals

NOTE: A higher level indicates a more demanding standard. Bonus payments increase proportionally the higher the achievement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2005	APA ENTERPRISES, INC.

	By	/s/ Anil K. Jain
Anil K. Jain, Chief Executive and
Chief Financial Officer (Principal Executive and
Principal Financial Officer) and authorized signatory

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